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                                                                       EXHIBIT 5

                                 STOEL RIVES LLP
                              600 University Street
                                   Suite 3600
                         Seattle, Washington 98101-3197


                                September 7, 2000


Board of Directors
Microvision, Inc.
19910 North Creek Parkway
Bothell, Washington 98011-3008

Ladies and Gentlemen:

         We have acted as counsel for Microvision, Inc. (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 covering an aggregate of 90,809 shares of Common Stock, no par value, of the Company (the "Shares") issuable thereby upon the exercise of options granted pursuant to certain option agreements with non-executive employees of the Company. We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

         Based upon the foregoing, it is our opinion that the Shares are duly authorized and, when issued and sold in accordance with the terms of the option agreements, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     STOEL RIVES LLP